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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Employee Welfare Benefits Plan Committee of
FMC Corporation:

We consent to incorporation by reference in the registration statement (No. 33-48984) on Form S-8 of FMC Corporation of our report dated June 25, 1999, relating to the statements of net assets available for plan benefits of FMC Employees' Thrift and Stock Purchase Plan, as of December 31, 1998 and December 31, 1997, and the related statements of changes in the net assets available for plan benefits for the year ended December 31, 1998 and the nine month period ended December 31, 1997, which report appears in the December 31, 1998 annual report on Form 11-K of FMC Employees' Thrift and Stock Purchase Plan for the fiscal year ended December 31, 1998.



                                                    /s/ KPMG LLP



Chicago, Illinois
June 25, 1999